CONTINENTAL INFORMATION SYSTEMS CORPORATION ANNOUNCES RESIGNATION OF DIRECTORS
              AND VOLUNTARY DELISTING FROM NASDAQ SMALL CAP MARKET

NEW YORK, NY, December 31, 2001 -- Continental Information Systems Corporation (NASDAQ-CISC) announced today that the Company accepted the resignations of Directors Michael Bruck, James P. Hassett, George H. Heilborn, Mark W. Jaindl and Paul Solomon. The Board has been reduced from 6 to 1 with Michael Rosen remaining as the sole director.

The Company also announced that on December 26, 2001 the Company completed a repurchase of 100,800 shares of outstanding common stock from Mark Jaindl. On that same date, the Company completed a repurchase of 592,534 shares of common stock from Frederick J. Jaindl, the father of Mark Jaindl. The reacquired shares represented approximately 12% of the issued and outstanding common stock of the Company. The shares were purchased for a total of $475,000 or $.685 per share. In addition, Mark and Frederick Jaindl retain a 10% passive carried interest in the Company's TIXpert Corp. subsidiary which may result in additional compensation to the Jaindls if the Company makes cash distributions to shareholders in excess of $2,525,000. The Jaindls have agreed not to purchase any more shares of the Company and the Company and the Jaindls have executed mutual releases. The repurchase reduced the number of outstanding shares from 5,863,486, as reported in the Company's most recently filed Form 10Q, to 5,170,152.

Finally, the Company announced that it had sent a letter to NASDAQ Market Governance requesting that the Company's stock be delisted from the NASDAQ Small Cap Market as of the close of business on December 31, 2001.

Commenting on the changes at the Company, Sole Director Michael Rosen, said, "I want to thank my former colleagues on the Board for their years of valued service. Since the events of September 11, 2001, market conditions for small software development companies, like our T1Xpert subsidiary, has been extremely challenging. The Company is now considering various strategic alternatives to maximize shareholder value."

This press release contains forward looking statements that involve risk and uncertainties. The actual results may differ significantly from those currently anticipated. Among the factors that could cause actual results to differ materially are those set forth above and the other risk factors described from time to time in the Company's reports filed with the SEC. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release."

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For Further Information Contact:
Jonah M. Meer
Senior Vice President, Chief Operating Officer and Chief Financial Officer
(212) 771-1000